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                                                                   EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         VIASOURCE COMMUNICATIONS, INC.

         Pursuant to the provisions of Section 14A:9-5 of the New Jersey Business Corporation Act, Viasource Communications, Inc., a corporation organized and existing under the laws of the State of New Jersey (the "Corporation"), restates, integrates and amends its Certificate of Incorporation to read in full as herein set forth.

         FIRST:   The name of the Corporation is Viasource Communications,
Inc.

         SECOND: The address of the Corporation's current registered office is 820 Bear Tavern Road, West Trenton, New Jersey, 08628. The name of the Corporation's current registered agent is The Corporation Trust Company.

         THIRD:   The number of directors constituting the Corporation's
current Board of Directors is eight (8). The names and addresses of the current directors are as follows:

                         William W. Sprague
                         Crest Communications Holdings LLC
                         320 Park Avenue, 17th Floor
                         New York, NY 10022

                         Craig A. Russey
                         Viasource Communications, Inc.
                         1001 West Cypress Creek Road, Suite 118
                         Fort Lauderdale, Florida  33309

                         Richard Rettstadt
                         Viasource Communications, Inc.
                         1001 West Cypress Creek Road, Suite 118
                         Fort Lauderdale, Florida  33309

                         V. Michael Fitzgerald
                         Crest Communications Holdings LLC
                         320 Park Avenue, 17th Floor
                         New York, NY 10022

                         David McL. Hillman
                         PNC Equity Management Corp.
                         3150 TNG Tower
                         625 Liberty Avenue
                         Pittsburgh, Pennsylvania 15222


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                         Bruce Nassau
                         Viasource Communications, Inc.
                         1001 West Cypress Creek Road, Suite 118
                         Fort Lauderdale, Florida  33309

                         Roy D. Tartaglia
                         Viasource Communications, Inc.
                         1001 West Cypress Creek Road, Suite 118
                         Fort Lauderdale, Florida  33309

                         Lawrence J. Toole
                         15 Bellevale Street
                         Monroe, Connecticut 06468

         FOURTH: The purpose for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

         FIFTH:   The Corporation is authorized to issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The Corporation shall have the authority to issue an aggregate of One Hundred Thirty Million (130,000,000) shares, of which Fifteen Million (15,000,000) shares shall be Preferred Stock, and One Hundred Fifteen Million (115,000,000) shares shall be Common Stock, each without par value.

                  A. PREFERRED STOCK. The Board of Directors is expressly authorized, at any time or from time to time, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the designations and the relative rights, preferences, and limitations of the shares of each such series.

                  B. COMMON STOCK

                  1. DIVIDENDS. Subject to the preferential rights, if any, of the holders of any series of Preferred Stock then outstanding, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable either in cash, in property or in shares of Common Stock or other securities of the Corporation.

                  2. VOTING RIGHTS. Subject to the preferential rights, if any, of the holders of any series of Preferred Stock then outstanding, and except as otherwise required by law, the holders of the Common Stock shall exclusively possess all voting power, and on each matter submitted to a vote at every annual or special meeting of shareholders of the Corporation, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in such holder's name on the books of the Corporation.



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                  3. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled to share ratably in all assets of the Corporation available for distribution to its shareholders, subject to the preferential rights, if any, of the holders of any series of Preferred Stock then outstanding.

         SIXTH:   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or the Certificate of Incorporation of the Corporation directed or required to be exercised or done by the shareholders.

                  A. NUMBER OF DIRECTORS. The number of directors of the Corporation (exclusive of directors to be elected by the holders of one or more series of the Preferred Stock of the Corporation which may be outstanding, voting separately as a series or class) shall be fixed from time to time in the manner provided in the By-Laws of the Corporation.

                  B. CLASSES. The directors, other than those who may be elected by the holders of one or more series of Preferred Stock which may be outstanding, shall be divided with respect to the time for which they severally hold office into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 2001 annual meeting of shareholders, the term of office of the second class to expire at the 2002 annual meeting of shareholders and the term of office of the third class to expire at the 2003 annual meeting of shareholders. At each annual meeting of shareholders, commencing with the 2001 annual meeting, directors shall be elected to succeed those directors whose terms expire for a term of office to expire at the third succeeding annual meeting of shareholders after their election. Directors need not be shareholders. All directors shall hold office until the expiration of the term for which elected and until their successors are elected, except in the case of the death, resignation, disqualification or removal of any director.

                  C. SHAREHOLDER NOMINATION OF DIRECTOR CANDIDATES. Advance notice of shareholder nominations for the election of directors at any meeting of the shareholders of the Corporation shall be given in the manner provided in the By-Laws of the Corporation, unless otherwise required by the New Jersey Business Corporation Act.

                  D. VACANCIES. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification or removal may be filled by a majority vote of the directors then in office, though less than a quorum, or by a sole





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         remaining director, and any director so chosen shall hold office until the next succeeding annual meeting of shareholders and until his successor shall have been elected and qualified.

                  E. REMOVAL. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and by the affirmative vote of the holders a majority of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

         SEVENTH: Subject to the preferential rights, if any, of the holders of any series of Preferred Stock then outstanding or as otherwise set forth in Article TENTH of the Certificate of Incorporation of the Corporation, any action required or permitted to be taken at any annual or special meeting of the shareholders of the Corporation may be taken without a meeting only if all of the shareholders entitled to vote thereon consent thereto in writing.

         EIGHTH: A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. As used in this Article EIGHTH, an act or omission in breach of a person's duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the Corporation or its shareholders in connection with a matter in which he or she has a material conflict of interest. If the New Jersey Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended. Neither the amendment or repeal of this Article EIGHTH, nor the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Article EIGHTH, shall eliminate or reduce the protection afforded by this Article EIGHTH to a director or officer of the Corporation in respect of any matter which occurred, or any cause of action, suit or claim which but for this Article EIGHTH, would have accrued or arisen prior to such amendment, repeal or adoption.

         NINTH:   The Corporation shall indemnify (including the advancement of expenses) every corporate agent as defined in, and to the fullest extent permitted by, Section 14A:3-5 of the New Jersey Business Corporation Act, and to the fullest extent otherwise permitted by law as the same exists or may hereafter be amended but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment.





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         TENTH:   A. As used in this Article TENTH, the following terms shall, except where the context otherwise requires, have the following meanings:

                  "AFFILIATE" shall mean, with respect to any Person, (i) any person that, directly or indirectly, controls, is controlled by or is under common control with such Person or (ii) any member of such Person's Family Group. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                  "BANCBOSTON" shall mean BancBoston Investments Inc.

                  "BOARD OF DIRECTORS" shall mean the board of directors of the Corporation.

                  "CAPITAL STOCK" means all of the (i) Common Stock and (ii) other equity securities of the Corporation.

                  "CAUSE" means the commission by a person as (a) admitted by said person, (b) determined by a court of competent jurisdiction (after all appeals and the expiration of the time to appeal), of a felony if the acts constituting such felony are materially injurious to the Corporation (including its reputation) or the commission of such felony has an injurious financial effect on the Corporation or (c) with respect to such person, any acts or omissions constituting cause for termination as set forth in such person's employment agreement.

                  "COMMON STOCK" shall mean the Corporation's Common Stock.

                  "CREST" shall mean Crest Communications Partners LP.

                  "CREST DIRECTORS" shall mean the three members of the Board of Directors designated by Crest.

                  "CREST GROUP" shall mean Crest and its Affiliates (but not including the Corporation or Communication Resources Incorporated). To the extent this Article TENTH requires notice to, the consent of, or any other action by, the Crest Group, for such purposes only, the Crest Group shall be deemed to be Crest while it holds any shares of Capital Stock, and, to the extent Crest does not hold any shares of Capital Stock, any Affiliate appointed by Crest.

                  "CRI STOCKHOLDER" shall mean George O'Leary (or DTJ LLC) and Richard Rettstadt (or CEEJ LLC). To the extent this Article TENTH requires notice to, the consent of, or any other action by, the CRI Stockholder, for such purposes only, the CRI Stockholder shall be deemed to be each of George O'Leary and Richard Rettstadt or their respective designees.

                  "DTJ/CEEJ DIRECTOR" shall mean the member of the Board of



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Directors designated by the CRI Stockholder.

                  "FAMILY GROUP" shall mean such Stockholder's spouse and descendants (whether natural or adopted) and any trust solely for the benefit of a Stockholder and/or such Stockholder's spouse and/or descendants.

                  "GECC" shall mean General Electric Capital Corporation.

                  "JACKSON" shall mean Jackson National Life Insurance Company and its Affiliates, including, without limitation, Old Hickory Fund I, LLC.

                  "PERSON" shall mean and include an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a government or any department or agency thereof.

                  "PNC" shall mean PNC Capital Corp. and Wood Street Partners,
II.

                  "RTK DIRECTOR" shall mean the member of the Board of Directors designated by the RTK Stockholder.

                  "RTK STOCKHOLDER" shall mean Roy Tartaglia and/or Richard Thomas or any Affiliate of Roy Tartaglia and/or Richard Thomas. To the extent this Article TENTH requires notice to, the consent of, or any other action by, the RTK Stockholder, for such purposes only, the RTK Stockholder shall be deemed to be Roy Tartaglia while he holds any shares of Capital Stock, and, to the extent Roy Tartaglia does not hold any shares of Capital Stock, Richard A. Thomas or any Affiliate appointed by Roy Tartaglia or Richard Thomas, as the case may be.

                  "STOCKHOLDER" shall mean a holder of Common Stock.

                  "SUBSIDIARY" shall mean any Person of which the Corporation, directly or indirectly, owns 50% or more of the outstanding voting securities or has the power to elect or designate a majority of the board of directors (or similar governing body) or otherwise controls.

                  "TELECRAFTER DIRECTOR" shall mean the director designated by the Telecrafter Stockholder.

                  "TELECRAFTER STOCKHOLDER" shall mean Bruce A. Nassau and/or Lurie Nassau or any Affiliate of Bruce A. Nassau and/or Lurie Nassau.

                  B. The Corporation shall not increase the size of the Board of Directors without the consent of the Crest Group.

                  C. The Corporation shall appoint the officers of the Corporation; PROVIDED, HOWEVER, that the Crest Directors may remove any such officer for Cause.





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                  D. The Corporation shall take all necessary and desirable
actions within its control (including, without limitation, calling special board and stockholder meetings) so that the Crest Directors, the RTK Director, the DTJ/CEEJ Director and the Telecrafter Director are elected to the Board of Directors.

                  E. The Corporation shall designate at least one Crest Director to serve on any executive committee of the Board of Directors or any committee performing similar functions and if such person is removed, to elect another committee member designated by Crest.

                  F. The Corporation shall reasonably accept and shall cause its Subsidiaries to reasonably accept up to two observers designated by Jackson and up to one observer designated by each of PNC, GECC, BancBoston and the CRI Stockholder to attend meetings of the Boards of Directors of the Corporation and its Subsidiaries.

                  G. Without the prior written approval of the Crest Group, the Corporation shall not make and the Corporation shall cause its Subsidiaries not to make any material decisions to take any material action relating to the business and affairs of the Corporation or any Subsidiary, respectively, including, but not limited to, any decision to:

         (i) authorize or issue any shares of stock of any class except in connection with certain options to purchase stock reserved for employees under a stock option plan approved by the Board of Directors;

         (ii) issue bonds, debentures, notes or other obligations convertible into or exchangeable for, or having rights to purchase, any shares of stock of the Corporation or its Subsidiaries (except as set forth in clause (i) above with respect to options);

         (iii) directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiaries to redeem, purchase or otherwise acquire, any of the Corporation's equity securities (including, without limitation, warrants, options and other rights to acquire equity securities) except for repurchases of Common Stock from employees of the Corporation and its subsidiaries upon termination of employment pursuant to arrangements approved by all of the members of the Board of Directors;

         (iv) increase the number of shares of Common Stock issuable pursuant to stock option plans or stock ownership plans above 8% of the number of shares of Common Stock outstanding on or immediately after September 7, 1999 (as such number is proportionately adjusted for stock splits, combinations and dividends affecting the Common Stock and including all such employee stock options or other purchase rights outstanding on or immediately after September 7, 1999) or otherwise amend or modify any





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         stock option plan or employee stock ownership plan as in existence on or immediately after September 7, 1999;

         (v) incur, refinance, guarantee or assume any indebtedness (other than in the ordinary course of the Corporation's business in amounts less than $100,000);

         (vi) declare any dividend or authorize any purchase or repurchase of stock (other than as permitted in clause (iii) above);

         (vii) hire or terminate any members of the Corporation's senior management;

         (viii) own, actively manage or operate any business other than the business of providing communication services on an outsourced basis and related activities;

         (ix) issue any option, warrant, put or call or other arrangement of any kind to purchase or otherwise receive from the Corporation or any Subsidiary any equity interest, except as set forth in clause (i) above;

         (x) complete an initial public offering or sell all of or substantially all of its assets;

         (xi) approve or change compensation to any member of senior management;

         (xii) enter into any contract for obligations in total in excess of $100,000, or any contract for employment in excess of $75,000;

         (xiii) acquire or dispose of, in one or more transactions, assets having a fair market value in excess of $100,000 or in exchange for consideration valued in excess of $100,000 (including assumed indebtedness);

         (xiv) enter into, amend, modify or terminate any material agreement outside the ordinary course of business;

         (xv) adopt, amend, modify in any material respect or terminate any employee benefit plan or collective bargaining agreement or contract with any union;

         (xvi) initiate any litigation or undertake any course of defense in connection with any litigation brought against the Corporation or any of its Subsidiaries, or settle any claim, litigation or insurance claim if the amount exceeds $50,000;





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         (xvii) enter into any transaction with Affiliates on terms that are less favorable than those that can be obtained from an independent third party in an arm's length transaction;

         (xviii) file or commence a case, proceeding or other action under any law relating to bankruptcy, insolvency or relief of debtors or seek an appointment of a receiver, trustee, custodian or any similar person for the Corporation; or

         (xix) engage or dismiss any certified public accountants or legal counsel on behalf of the Corporation or any of its Subsidiaries.

                H. The Corporation shall not take any action inconsistent with the provisions of this Article TENTH.

                I. References in this Article TENTH to a particular Person means that Person and their successors in interest as a Stockholder.

                J. Notwithstanding any other provision in the Certificate of Incorporation of the Corporation, the rights and obligations set forth in this Article TENTH shall expire and be of no further force and effect as of the date on which the Corporation shall consummate a Qualified Public Offering (as defined below). For purposes of this Article TENTH, "Qualified Public Offering" shall mean the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement covering the offering and sale of Common Stock of the Corporation to the public at an aggregate price of not less than Thirty-Five Million Dollars ($35,000,000) and at an offering price per share equal to or greater than the Threshold Price (as defined below), in which the shares will be listed on a recognized national securities exchange or the Nasdaq National Market. For purposes of this Article TENTH, "Threshold Price" shall mean an amount equal to Four Dollars ($4.00) prior to September 7, 2001 and Five Dollars ($5.00) thereafter, subject to adjustment for any subdivision of the outstanding shares of Common Stock into a greater number of shares or a combination of outstanding shares of Common Stock into a smaller number of shares.

      IN WITNESS WHEREOF, the undersigned Corporation has executed this amended and restated certificate of incorporation as of the ___ day of May, 2000.

                                        VIASOURCE COMMUNICATIONS, INC.

                                        By:  /s/ Craig A. Russey
                                            ----------------------------------
                                              Craig A. Russey
                                              President and
                                                Chief Executive Officer




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                     CERTIFICATE OF DESIGNATION OF RIGHTS,
                          PREFERENCES AND LIMITATIONS
                                       OF
                            SERIES A PREFERRED STOCK
                                       OF
                         VIASOURCE COMMUNICATIONS, INC.


         Viasource Communications, Inc., a corporation organized and existing under the New Jersey Business Corporation Act, as amended (the "Corporation"), does hereby certify that:

         Pursuant to the authority conferred upon the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation and pursuant to the provisions of Section 14A:7-2 of the New Jersey Business Corporation Act, as amended, the Board of Directors of the Corporation adopted a resolution on May 17, 2000 providing for the authorization of a series of Preferred Stock of the Corporation, which resolution is as follows:

         RESOLVED, that, pursuant to Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation hereby fixes and determines the designation, preferences, rights, qualifications, limitations and privileges of a new series of Preferred Stock of the Corporation, as follows:

                         PART A. DESIGNATION AND NUMBER

         The Corporation has the authority to issue up to Fifteen Million (15,000,000) shares of its Preferred Stock, no par value, in one or more series. The Board of Directors now desires to and hereby does designate a new series of up to Five Million Five Hundred Thousand (5,500,000) shares of Preferred Stock, no par value, all of which will be designated as the "Series A Preferred Stock" (the "Series A Preferred Stock").

                PART B. PROVISIONS APPLICABLE TO PREFERRED STOCK

         The following sections set forth the designations, rights and preferences of the Series A Preferred Stock.

                  (a) The designation of such series of Preferred Stock is Series A Preferred Stock and the number of shares of such series is up to Five Million Five Hundred Thousand (5,500,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.


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                  (b)      The relative rights, preferences, privileges and
restrictions granted to or imposed upon the Series A Preferred Stock or the holders thereof are as follows:

                  1. Dividend Provisions. Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends at the annual rate of eight percent (8%) of the Original Issue Price (as defined below) per annum (the "Preferred Dividend") on each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Such dividends shall be payable only out of assets legally available therefor, when, as and if declared by the Board of Directors and shall be non-cumulative. The "Original Issue Price" of the Series A Preferred Stock shall be Ten Dollars ($10.00). Notwithstanding the foregoing, (A) no dividend whatsoever (other than a dividend payable solely in common stock, no par value per share, of the Corporation (the "Common Stock") or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) shall be paid or declared, and no distribution shall be made, on any Common Stock, and (B) no shares of Common Stock shall be purchased, redeemed, or acquired by the Corporation and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption, or acquisition thereof during any fiscal year unless and until a Preferred Dividend for that fiscal year is first paid on, or a distribution is made, ratably on the Series A Preferred Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock held by employees, officers, directors, consultants or other persons performing services for the corporation or any wholly-owned subsidiary (including, but not by way of limitation, distributors and sales representatives) that are subject to restrictive stock purchase or option agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment in compliance with section 5(b)(iii) hereunder.

                  Once dividends on the Series A Preferred Stock shall have been paid or declared and a sum sufficient for the payment thereof set apart, then in compliance with section 5(b)(iii) hereunder and subject to the rights of series of Preferred Stock which may from time to time come into existence, the Corporation may (when, as and if declared by the Board of Directors) declare and distribute dividends among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

                  2.       Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to one hundred five percent (105%) of the Original Issue Price for each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits), plus accrued Preferred Dividends for


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that fiscal year. If upon any liquidation, dissolution or winding up of this
Corporation, whether voluntary or involuntary, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to accordance with their respective liquidation preferences.

                  (b) Upon the completion of the distribution required by subparagraph (a) of this Section 2 and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each as provided in the Amended and Restated Certificate of Incorporation.

                  (c)      (i)      For purposes of this Section 2, a
liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include, (A) any reorganization, merger or consolidation (other than re-capitalization of the Corporation), (B) the sale of fifty percent (50%) or more of the stock of the Corporation, or (C) a sale of all or substantially all of the assets of the Corporation; unless the Corporation's shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.

                           (ii)     In any of such events, if the consideration
received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                           (A)      Securities not subject to investment letter
or other similar restrictions on free marketability covered by (B) below:

                                    (1)      If traded on a national securities
exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                                    (2)      If actively traded
over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                                    (3)      If there is no active public
market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.


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                           (B)      The method of valuation of securities
subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                           (iii)    In the event the requirements of this
subsection 2(c) are not complied with, the Corporation shall forthwith either:

                           (A)      cause such closing to be postponed until
such time as the requirements of this Section 2 have been complied with; or

                           (B)      cancel such transaction, in which event the
rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

                           (iv)     The Corporation shall give each holder of
record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                  3.       [Intentionally Omitted.]

                  4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing Original Issue Price by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion (the "Conversion Rate"). The "Conversion Price" shall initially be $10.00 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

                  (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such Series A Preferred Stock immediately upon the earlier of (i) except as provided below in subsection 4(c), the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, with an aggregate offering price of at least Twenty-Five Million Dollars ($25,000,000) (a "Qualified Offering") or (ii) the date specified by written consent or agreement of the holders of two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock.

                  (c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

                  (d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                           (i)      (A)      If the Corporation shall issue,
after the date upon which any shares of Series A Preferred Stock were first issued (the "Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (including shares deemed to be outstanding pursuant to subsection 4(d)(i)(E)), immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. Provided that, for the purposes of this Section 4(d)(i)(A), all shares of Common Stock issuable upon conversion of all outstanding Preferred Stock and all the Corporation's outstanding securities convertible into Common Stock, and upon exercise of all outstanding Options, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant hereto, such additional shares of Common Stock shall be deemed to be outstanding.

                           (B)      No adjustment of the Conversion Price for
the Series A Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections
(E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                           (C)      In the case of the issuance of Common Stock
for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                           (D)      In the case of the issuance of the Common
Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                           (E)      In the case of the issuance (whether
before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

                                    (1)      The aggregate maximum number of
shares of Common Stock deliverable upon exercise (to the extent then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                                    (2)      The aggregate maximum number of
shares of Common Stock deliverable upon conversion of or in exchange (to the extent then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

                                    (3)      In the event of any change in the
number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                    (4)      Upon the expiration of any such
options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                    (5)      The number of shares of Common
Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

                           (ii)     "Additional Stock" shall mean any shares of
Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by the Corporation after the Purchase Date other than

                           (A)      Common Stock issued pursuant to a
transaction described in subsection 4(d)(iii) hereof,

                           (B)      shares of the Common Stock issued to or
reserved for issuance to officers or employees of, or consultants to, the Corporation pursuant to an employee stock purchase or other employee stock incentive program or any option agreement,

                           (C)      shares of Common Stock issued or issuable
(I) in a Qualified Offering before or in connection with which all outstanding shares of Series A Preferred Stock will be converted to Common Stock, or (II) upon exercise of warrants or rights granted to underwriters in connection with such a Qualified Offering, or

                           (iii)    In the event the Corporation should at any
time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitled the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed Issuances in subsection 4(d)(i)(E).

                           (iv)     If the number of shares of Common Stock
outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common stock issuable on conversion of each share so such series shall be decreased in proportion to such decrease in outstanding shares.

                  (e) Other Distributions. In the event this Corporation shall declare a dividend or distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or Common Stock Equivalents not referred to in subsection 4(d)(iii), then, in each such case, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such dividend or distribution.

                  (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                  (g) No Impairment. This Corporation will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

                  (h)      No Fractional Shares and Certificate as to
Adjustments.

                           (i)      No fractional shares shall be issued upon
the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

                           (ii)     Upon the occurrence of each adjustment or
readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

                  (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  (j) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Amended and Restated Certificate of Incorporation.

                  (k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

                  5. Voting Rights. The holders of Series A Preferred Stock shall have the following voting rights.

                  (a) Except as otherwise required by law, the holders of the Series A Preferred Stock and the holders of Common Stock shall be entitled to notice of any shareholder's meeting in accordance with the Bylaws of the Corporation, and to vote together as a single class upon any matter submitted to the shareholders for a vote, as follows: (i) each holder of Series A Preferred Stock shall have one vote for each full share of Common Stock into which its respective shares of Preferred Stock would be convertible on the record date for the vote and (ii) each holder of Common Stock shall have one vote per share of Common Stock.

                  (b) So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or the written consent as provided by law, of sixty-six percent (66%) of the holders of the outstanding shares of the Series A Preferred Stock or the unanimous consent of the Board of Directors, take any of the following actions:

                           (i)      Any increase or decrease (other than by
redemption or conversion) in the authorized number of shares of Common Stock or Preferred Stock;

                           (ii)     Any authorization or any designation,
whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking senior to the Series A Preferred Stock in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

                           (iii)    Any repurchase by the Corporation of its
Common Stock securities held by an employee of the Corporation, other than a repurchase unanimously approved by the Board of Directors in connection with termination of one's employment;

                           (iv)     Sell all or substantially all of its
assets, or merge with another corporation; or

                           (v)      Any authorization of any subsidiary of the
Corporation to issue voting securities to any person other than the Corporation.

                  6. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. The Amended and Restated Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

                  This Certificate of Designation of Rights, Preferences and Limitations has been duly adopted in accordance with the provisions of the New Jersey Business Corporation Act by the directors of the Corporation.





                            [SIGNATURE PAGE FOLLOWS]

                  The undersigned further declare under penalty of perjury that the matters set forth in this Certificate are true and correct of their own knowledge.

                  IN WITNESS WHEREOF, the undersigned have executed this certificate on June 1, 2000.



                                    /s/ Craig A. Russey
                                    --------------------------------------------
                                    Craig A. Russey, Chief Executive Officer